Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement on Form S-3 of our report dated February 28, 2013 relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, which appears in BreitBurn Energy Partners L.P.’s Annual Report on Form 10-K/A dated August 23, 2013 for the year ended December 31, 2012. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Los Angeles, California

September 27, 2013